Exhibit 10.7

AMENDED AND RESTATED SERVICES AGREEMENT

BY AND AMONG

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.,

CHESAPEAKE OPERATING, INC.,

CHESAPEAKE MIDSTREAM GP, L.L.C.,

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

AND

CHESAPEAKE MLP OPERATING, L.L.C.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.	1
Section 1.2	Interpretation	6

ARTICLE II

SERVICES

Section 2.1	G&A Services	7
Section 2.2	G&A Fee.	7
Section 2.3	Additional Services and Fee	7
Section 2.4	Insurance for the Company Group.	8

ARTICLE III

PAYMENTS

Section 3.1	Invoicing	14
Section 3.2	Disputed Invoices	14
Section 3.3	Audit	15

ARTICLE IV

COVENANTS

ARTICLE V

STANDARD OF PERFORMANCE

Section 5.1	Standard of Performance	18
Section 5.2	Conformity with Company Group Governing Documents	18

ARTICLE VI

TERMINATION AND RENEWAL

ARTICLE VII

RELATIONSHIP OF THE PARTIES

Section 7.1	Relationship of the Parties	20

i

ARTICLE VIII

INDEMNIFICATION

Section 8.1	Indemnification by the Chesapeake Entities	21
Section 8.2	Indemnification by the Company Group	21
Section 8.3	Indemnification Procedure	22

ARTICLE IX

FORCE MAJEURE

Section 9.1	Force Majeure	23

ARTICLE X

CONFIDENTIAL INFORMATION

ARTICLE XI

MISCELLANEOUS

ii

Exhibits

Exhibit A	–	G&A Services
Exhibit B	–	G&A Services Time and Materials Fees
Exhibit C	–	Additional Services
Exhibit D	–	Additional Services Time and Materials Fees
Exhibit E	–	Insurance
Exhibit F	–	Allocation Methodology
Exhibit G	–	Pre July 1 Condemnation Bonds
Exhibit H	–	Sample Invoice

Annexes

Annex A	–	Indemnity Agreement

iii

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”), dated as of [—], 2010 (the “Execution Date”), is made and entered into by and among Chesapeake Midstream Management, L.L.C., a Delaware limited liability company (“Chesapeake Management”), Chesapeake Operating, Inc., an Oklahoma Corporation (“COI” and, together with Chesapeake Management, the “Chesapeake Entities” and each, a “Chesapeake Entity”), Chesapeake Midstream GP, L.L.C., a Delaware limited liability company (the “Company”), Chesapeake Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), and Chesapeake MLP Operating, L.L.C., a Delaware limited liability company (formerly known as Chesapeake Midstream Partners, L.L.C., and referred to herein as “MLP Operating”). Each of Chesapeake Management, COI, the Company, the Partnership and MLP Operating is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, on September 30, 2009 (the “Effective Date”), the Chesapeake Entities and MLP Operating entered into a Services Agreement (the “Services Agreement”) pursuant to which the Chesapeake Entities agreed to provide MLP Operating certain administrative services necessary to operate, manage, maintain and report the operating results of MLP Operating’s gathering pipelines, compressors, treating facilities, transportation pipelines, related equipment and other assets of MLP Operating; and

WHEREAS, in connection with the initial public offering of common units representing limited partner interests in the Partnership, the ownership interests in MLP Operating will be contributed to the Partnership; and

WHEREAS, the Chesapeake Entities and MLP Operating desire to transfer to the Company Group (as defined below) the rights and obligations of MLP Operating contained in the Services Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

(b) As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Additional Insurance Policies” is defined in Section 2.4(d).

“Additional Services” is defined in Section 2.3.

“Additional Services Employee” shall mean any employee (other than a Seconded Employee as defined in the Employee Secondment Agreement) of Chesapeake Management or any of its Subsidiaries and of Chesapeake Energy Marketing, Inc. that provides Additional Services to the Company Group.

“Additional Services Reimbursement Amount” is defined in Section 2.3.

“Additional Services Time and Materials Fee” is defined in Section 2.3.

“Affected Party” is defined in Section 9.1.

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the voting interests of such Person, (c) any officer or director of such Person, or (d) any Person who is the officer, director, trustee, or holder of fifty percent (50%) or more of the voting interest of any Person described in clauses (a) through (c). For purposes of this definition, (i) the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and (ii) notwithstanding anything else in this definition to the contrary, for purposes of this Agreement, the Company Group, on the one hand, and Chesapeake and its Affiliates (for the avoidance of doubt, excluding the Company Group), on the other hand, shall not be deemed to be Affiliates of one another.

“Agreement” is defined in the preamble.

“Allocation Methodology” is defined in Section 2.4(b).

“Annual Insurance Policies” is defined in Section 2.4(b).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Oklahoma City, Oklahoma are authorized or required by law to be closed.

“Chesapeake Entity” and “Chesapeake Entities” are defined in the preamble.

“Chesapeake Entities Indemnified Parties” is defined in Section 8.2.

“Chesapeake Management” is defined in the preamble.

“Claim Notice” is defined in Section 8.3(a).

“Claims” shall mean any and all direct or indirect claims, demands, actions, causes of action, suits, right of recovery for any relief or damages, debts, accounts, damages, costs, losses, liabilities, and expenses (including interest, court costs, attorneys’ fees and expenses, and other costs of defense), of any kind or nature.

“COI” is defined in the preamble.

“Common Performance Bonds” is defined in Section 2.4(f)(v).

“Company” is defined in the preamble.

“Company-Extended Termination Date” is defined in Section 6.1.

“Company Group” shall mean the Company and any Subsidiary of the Company (including the Partnership and its Subsidiaries), taken together.

“Company Group Indemnified Parties” is defined in Section 8.1

“Company Group Insurance Policies” is defined in Section 2.4(b).

“Confidential Information” shall mean all confidential, proprietary or non-public information of a Party, whether set forth in a writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“CP Index Adjustment” is defined in Section 2.2(b).

“Effective Date” is defined in the recitals.

“Execution Date” is defined in the preamble.

“Extended Insurance Service” is defined in Section 6.4.

“Force Majeure” shall mean any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance is not within the reasonable control of the Affected Party; is not the result of the fault or negligence of the Affected Party; and could not, by the exercise of due diligence, have been overcome or avoided. For the avoidance of doubt, “Force Majeure” excludes: lack of a market; unfavorable market conditions; economic hardship; strikes; and labor disputes.

“G&A Fee” is defined in Section 2.2(a).

“G&A Services” is defined in Section 2.1.

“G&A Services Employee” any employee (other than a Seconded Employee as defined in the Amended and Restated Employee Secondment Agreement) of Chesapeake Energy Corporation or any of its Subsidiaries (other than Chesapeake Management or any of its Subsidiaries) that provides G&A Services to the Company Group.

“G&A Services Rate” is defined in Exhibit B.

“G&A Services Time and Materials Fees” is defined in Section 2.2(a).

“Gathering Agreements” shall mean each of (i) that certain Amended and Restated Gas Gathering Agreement, dated January 25, 2010, but effective February 1, 2010, by and among MLP Operating, Chesapeake Energy Marketing, Inc., an Oklahoma corporation, COI, Chesapeake Exploration, L.L.C., an Oklahoma limited liability company, Chesapeake Louisiana L.P., an Oklahoma limited partnership, and DDJET Limited LLP, a Texas limited liability partnership, (ii) that certain Barnett Gas Gathering Agreement, dated January 25, 2010 but effective as of February 1, 2010, by and among MLP Operating, Total Gas & Power North America, Inc., a Delaware corporation, and Total E&P USA, Inc., a Delaware corporation, (iii) the Additional Agreement, dated January 25, 2010, by and among MLP Operating, Total Gas & Power North America, Inc., a Delaware corporation, Total E&P USA, Inc., a Delaware corporation, Chesapeake Energy Marketing, Inc., an Oklahoma corporation, COI, Chesapeake Exploration, L.L.C., an Oklahoma limited liability company, Chesapeake Louisiana L.P., an Oklahoma limited partnership, and DDJET Limited LLP, a Texas limited liability partnership and (iv) any other agreement supplementing, amending or replacing all or any portion of the foregoing.

“Governmental Authority” shall mean any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof).

“Indemnified Party” is defined in Section 8.3.

“Indemnifying Party” is defined in Section 8.3.

“Indemnity Agreement” is defined in Section 2.4(f)(ii).

“Initial Term” is defined in Section 6.1.

“Initial Term Termination Notice” is defined in Section 6.1.

“Insurance Claim” is defined in Section 2.4(h)

“Insured” is defined in Section 2.4(a).

“Law” shall mean any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Authority, whether such Laws now exist or hereafter come into effect.

“Loss” and “Losses” are defined in Section 8.1.

“MLP Operating” is defined in the preamble.

“Partnership” is defined in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Execution Date, as such agreement is in effect on the Execution Date.

“Partnership Assets” means the gathering pipelines, compressors, treating facilities, transportation pipelines or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Execution Date.

“Partnership Group” means the Partnership and its Subsidiaries.

“Party” and “Parties” are defined in the preamble.

“Performance Bonds” is defined in Section 2.4(f)(i).

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pre July 1 Condemnation Bonds” is defined in Section 2.4(f)(iv).

“Receiving Party Personnel” is defined in Section 10.4.

“Requested Change” is defined in Section 4.2(a).

“Retention Amounts” is defined in Section 2.4(g).

“Selected Insurance Policies” is defined in Section 2.4(b).

“Service Coordinator” is defined in Section 4.1

“Services” shall mean collectively, the G&A Services and the Additional Services.

“Services Agreement” is defined in the recitals.

“Subsidiary” or “Subsidiaries” of any Person (the “Subject Person”) shall mean any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) at least 50% or more of a general partner interest or (iii) at least 50% or more of a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries; provided, that except as otherwise expressly provided herein, for purposes of this Agreement, the Company Group shall be deemed not to be Subsidiaries of the Chesapeake Entities or their Affiliates.

“Term” is defined in Section 6.1.

“Terminated Service” is defined in Section 6.2.

“Third Party Company Group Insurance Policies” is defined in Section 2.4(h).

“Third Party Expenses” is defined in Section 2.3.

“Total Additional Services Employee Cost” is defined in Exhibit D.

“Transaction Documents” means (i) the documents set forth in the definition of “Transaction Documents” in the Partnership Agreement, (ii) the Amended and Restated Limited Liability Company Agreement of Chesapeake Midstream Ventures, L.L.C., dated as of [        ], 2010, by and among Chesapeake Midstream Ventures, L.L.C., GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., GIP-C Holding (CHK), L.P. and Chesapeake Midstream Holdings, L.L.C., (iii) the Purchase Agreement, by and among Chesapeake Midstream Holdings, L.L.C., Chesapeake Midstream Development, L.P., Chesapeake Energy Corporation, GIP-A Acquisition (CHK), LLC, GIP-B Acquisition (CHK), LLC and GIP-C Acquisition (CHK), LLC, dated as of September 24, 2009, as amended by the Agreement and Amendment to the Purchase Agreement, dated as of [        ], 2010, by and among Chesapeake Midstream Holdings, L.L.C., Chesapeake Midstream Development, L.P., Chesapeake Energy Corporation, Chesapeake Midstream Ventures, L.L.C., GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., and GIP-C Holding (CHK), L.P. and (iv) the Voting Agreement, dated as of [        ], 2010, by and among GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., GIP-C Holding (CHK), L.P., Chesapeake Midstream Holdings, L.L.C., and Chesapeake Energy Corporation, in each case as may be amended, supplemented or restated from time to time.

“Volumetric Cap” is defined in Section 2.2(a).

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Article or Section means such Article or Section of this Agreement, and references in any Section to any clause means such clause of such Section; (f) each reference to an Exhibit refers to such Exhibit attached to this Agreement, which is made a part hereof for all purposes; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (h) the terms “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation,”; (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”; (j) any payments or reimbursements to be made to the Company Group or any member thereof, shall be made to the Company, who shall direct such payment or reimbursement to the Company Group and apply it for the benefit of the Company Group; and (k) any actions to be taken by the Company Group or any member thereof hereunder may, in the sole discretion of the Company, be taken on behalf of the Company Group by the Company.

ARTICLE II

SERVICES

Section 2.1 G&A Services. The Chesapeake Entities shall provide, or cause to be provided, to the Company Group the general and administrative services set forth on Exhibit A (“G&A Services”) on the terms and conditions set forth in this Agreement.

Section 2.2 G&A Fee.

(a) In consideration of the G&A Services, the Company shall pay the Chesapeake Entities, on a monthly basis pursuant to the terms of Article III, an administrative fee (the “G&A Fee”) in an amount equal to the lesser of (i) the product of $0.0300 per Mcf (the “Volumetric Cap”), as adjusted pursuant to the terms of this Section 2.2, multiplied by an amount equal to the volume (measured in Mcf) of natural gas gathered, transported and/or processed by the Company Group (without double counting) in respect of which the Chesapeake Entities provide G&A Services in any given month, or (ii) the Chesapeake Entities’ actual time and materials spent in performing the G&A Services in any given month, determined in accordance with Exhibit B (the “G&A Services Time and Materials Fees”).

(b) Effective on the first day of the first calendar month following each anniversary of the Effective Date, the Volumetric Cap shall be increased by a percentage equal to one half of the percentage increase, if any, in the Consumer Price Index – All Urban Consumers, U.S. City Average, All Items, Not Seasonally Adjusted, over the previous twelve calendar months (which is currently published at http://data.bls.gov/PDQ/outside.jsp?survey=cu) (the “CP Index Adjustment”). Following the application of the CP Index Adjustment, the resulting new G&A Fee shall be rounded to the nearest 1/ 100th of a cent.

(c) If after the Effective Date any new Laws or accounting rules are enacted or implemented (or if the Company Group completes any acquisition of assets or businesses, constructs any new gathering system or transportation system the result of which submits the Company Group to new Laws or requires the implementation of new accounting rules), then the G&A Fee shall be appropriately increased in order to account for adjustments in the nature and extent of the general and administrative services provided by the Chesapeake Entities to the Company Group, with any such increase in the G&A Fee to be determined in good faith by and between the Chesapeake Entities and the Company Group. For the avoidance of doubt, (i) there shall be no increase in the G&A Fee in the event the Company Group completes any acquisition of assets or businesses, constructs any new gathering system or transportation system unless and until any of the foregoing submits the Company Group to new Laws or requires the implementation of new accounting rules, and (ii) changes to the gas gathering system that the Company Group makes pursuant to the requirements of the Gathering Agreements shall not be construed as, or be deemed to be, a new gathering system or other expansion of the system for purposes of this Section 2.2(c).

Section 2.3 Additional Services and Fee. The Chesapeake Entities shall provide, or cause to be provided, to the Company Group the additional services referred to on Exhibit C (the “Additional Services”) on the terms and conditions set forth in this Agreement. As specified in Exhibit C, the Chesapeake Entities shall provide the Additional Services to the Company Group as needed, until such time as the Company Group hires personnel to perform such tasks internally or retains another outside service provider to perform such tasks on its behalf. In consideration of the Additional Services, the Company shall pay the Chesapeake Entities, on a monthly basis pursuant to the terms of Article III, an amount equal to the Chesapeake Entities’ time and materials actually spent in performing the Additional Services in any given month, determined in accordance with Exhibit D (the “Additional Services Time and Materials Fees”). The Company agrees to pay directly to third parties any insurance premiums in connection with any Additional Insurance Policies and all costs and expenses payable to third parties in connection with the Chesapeake Entities providing Additional Services. In addition, in the event that the Chesapeake Entities pay any costs and expenses to third parties in connection with the Additional Services (collectively, the “Third Party Expenses”), then the Company shall reimburse the Chesapeake Entities for all such actual reasonable, verifiable out-of-pocket Third Party Expenses in any given month (without including any overhead charge or other mark-up) (such reimbursement amount, together with the Additional Services Time and Materials Fees, the “Additional Services Reimbursement Amount”). The amount payable by the Company with respect to Third Party Expenses that include any costs and expenses not solely attributable to the Company Group shall be the allocable share of such Third Party Expenses that are attributable to the Company Group as determined by the Chesapeake Entities, on the one hand, and the Company Group, on the other hand, on an equitable basis. For the avoidance of any doubt, the insurance premiums allocated to the Company Group pursuant to Exhibit E and any costs and expenses of Selected Insurance Policies allocated in accordance with the Allocation Methodology are hereby agreed to have been allocated to the Company Group on an equitable basis.

Section 2.4 Insurance for the Company Group.

(a) As of the date hereof and the Effective Date, Chesapeake Energy Corporation and its Subsidiaries maintain various insurance policies providing insurance coverage for their properties and businesses including those policies described on Exhibit E. The Chesapeake Entities have taken the actions necessary to cause the Company Group to be Insured, under the insurance policies described, and as indicated, in Exhibit E. The Company Group acknowledges that each of the insurance policies described on Exhibit E have terms that end on or about 12 months following the commencement date for such coverages. As used herein, the term “Insured” means the Company Group will be (i) a named insured to the extent possible, (ii) in the case of workers compensation, named as an alternate employer, or (iii) an additional insured in all other cases; provided, however, that the Chesapeake Entities will take commercially reasonable efforts to provide for endorsement of the Company Group as a named insured under each Company Group Insurance Policy.

(b) Commencing ninety (90) days prior to each annual renewal and placement by the Chesapeake Entities of the insurance policies providing coverage for their properties and businesses, including each of the insurance policies set forth on Exhibit E, and at least ninety (90) days prior to the renewal or expiration of each Company Group Insurance Policy, the Chesapeake Entities shall provide to the Company Group (i) a description of each insurance policy and the coverage provided therein that the Chesapeake Entities intend to place during the upcoming annual period (as to each annual period, the “Annual Insurance Policies”), (ii) (as to each Annual Insurance Policy) the projected premiums payable in respect thereof, (iii) the proposed premium allocation methodology for each Annual Insurance Policy, such allocation methodology (the “Allocation Methodology”) to be consistent with the allocation methodology set forth on Exhibit F hereto, and past practices in allocating premiums amongst Chesapeake Energy Corporation and its Subsidiaries (including for these purposes only, the Company Group) and (iv) any other information reasonably requested by the Company Group related to the Annual Insurance Policies. The Company Group shall determine whether it would like the Company Group to become an Insured under any one or more of the Annual Insurance Policies and shall notify the Chesapeake Entities of such determination. Promptly following receipt of each such notice, the Chesapeake Entities shall use commercially reasonable efforts to cause the Company Group to become an Insured under the Annual Insurance Policies identified in such notice. The Annual Insurance Policies under which the Company Group becomes an Insured during the applicable annual period pursuant to the preceding provisions shall be referred to as the “Selected Insurance Policies”. The Selected Insurance Policies together with the insurance policies described in Exhibit E shall be referred to herein as the “Company Group Insurance Policies.” The Company shall bear and pay the allocated share of the premiums paid by the Chesapeake Entities with respect to each Company Group Insurance Policies, such allocations to be made in accordance with the applicable Allocation Methodology.

(c) In each policy comprising the Company Group Insurance Policies, the Chesapeake Entities agree to use commercially reasonable efforts to provide that:

(i) such insurance shall be maintained with insurance companies with the AM Best rating indicated on Exhibit E (as to the insurance policies described therein) or (as to the Selected Insurance Policies) with insurance companies rated A- or better by AM Best or as otherwise may be reasonably acceptable to the Company;

(ii) such insurance shall be primary for the benefit of the Company Group;

(iii) the Company Group shall be covered as an Insured (with the rights to make claims thereunder in accordance with Section 2.4(h)); and

(iv) non-renewal or cancellation will be effective only after written notice is received from the insurance company thirty (30) days in advance of such non-renewal or cancellation.

At the Company Group’s request from time to time, the Chesapeake Entities shall furnish the Company Group with copies of policies, claims information and endorsements, certificates of insurance, and other written assurances or confirmations on forms reasonably acceptable to the Company Group confirming the Company Group’s status as an Insured under the Company Group Insurance Policies, and the Chesapeake Entities have so provided the Company Group with such endorsements and certificates of insurance as of the date hereof with respect to the insurance policies described on Exhibit E.

(d) As soon as possible following written request by the Company Group (and in any event within 30 days), the Chesapeake Entities will consult and cooperate with the Company Group to determine what, if any, insurance policies in addition to (or in lieu of) the

Company Group Insurance Policies are available in the applicable commercial insurance market, including tail policies with respect to claims relating to periods prior to any time the Company Group obtains its own insurance policies, and the cost and terms of such additional insurance policies (the “Additional Insurance Policies”). Following such consultation, the Company Group may notify the Chesapeake Entities that the Company Group desires to obtain one or more of such Additional Insurance Policies. Promptly following receipt of each such notice, the Chesapeake Entities shall use commercially reasonable efforts to obtain such policies (outside of the Chesapeake Entities’ insurance program but using reasonable efforts to attempt to capture for the Company Group any commercial advantage to the Company Group that may be available due to the Chesapeake Entities, rather than the Company Group itself, placing such insurance) for the Company Group; provided, the premiums in respect of such policies shall be paid directly by the Company (rather than the Chesapeake Entities incurring the same and thereafter billing the Company). For the avoidance of doubt, in the event the Chesapeake Entities cease to provide any Company Group Insurance Policy on an ongoing basis hereunder (including as a result of the expiration or termination thereof or the replacement of any such Company Group Insurance Policy with an Additional Insurance Policy) the Additional Insurance Policies shall include any insurance policies requested by the Company Group with respect to covered periods prior to the time of such cessation.

(e) The decision of the Company Group to participate in any Company Group Insurance Policies or any Additional Insurance Policies shall be determined by the Company in its sole discretion and the Company may engage an insurance consultant (at its cost) to assist the Company in such determination. Nothing herein nor any actions by the Chesapeake Entities hereunder shall constitute any representation, warranty or other assurance as to the adequacy of the Annual Insurance Policies, Company Group Insurance Policies or Additional Insurance Policies.

(f)      (i)As of the Effective Date there were various surety bonds and similar bonds in respect of ongoing performance obligations of the Company Group (other than any Pre July 1 Condemnation Bonds, the “Performance Bonds”) that have been issued by one or more bonding companies in favor of one or more of the Company Group, as set forth on Exhibit A to the Indemnity Agreement (including bonds issued in favor of one or more members of the Company Group on or after July 1, 2009 in respect of condemnation or similar proceedings as set forth on Exhibit A to the Indemnity Agreement). In connection with the issuance of such Performance Bonds, one or more of Chesapeake Entities have executed indemnity agreements with the issuers of such Performance Bonds pursuant to which such Chesapeake Entities have agreed to indemnify such Performance Bond issuers from any claims on or payments made pursuant to such Performance Bonds.

(ii) On the Effective Date, MLP Operating and Affiliates of the Chesapeake Entities executed the Indemnity Agreement attached as Annex A (the “Indemnity Agreement”). Exhibit A to the Indemnity Agreement lists various Performance Bonds issued in favor of one or more members of the Company Group that were outstanding as of the Effective Date. Exhibit B to the Indemnity Agreement lists the indemnity agreements entered into by the Chesapeake Entities with the issuers of such Performance Bonds.

(iii)Without limiting clause (iv) below, during the term of this Agreement, the Company Group may continue to request the issuers under the indemnity agreements listed on Exhibit B to the Indemnity Agreement, or any other potential issuers of bonds required in connection with the conduct of the business of the Company Group, to issue bonds to or on behalf of the Company Group that are required in connection with the conduct of the business of the Company Group, and the Chesapeake Entities shall use commercially reasonable efforts to cause such issuers to issue such bonds in accordance with such a request; provided, that the Company Group may direct the Chesapeake Entities to contact the issuers of bonds, including the issuers of bonds under the indemnity agreements listed on Exhibit B to the Indemnity Agreement, regarding the release of any bonds issued to or on behalf of the Company Group (and/or the release of the Company Group from any liability or further obligation in respect of any such bonds), and the Chesapeake Entities shall use commercially reasonable efforts consistent with prudent industry standards and practices to cause such issuers to release any such bonds in accordance with such a request (excluding bonds that cover, in addition to the Company Group, one or more Chesapeake Entities; provided, that the Chesapeake Entities cause the release of the Company Group from any liability or further obligation under any such bonds). The Parties recognize that the issuers of any such bonds identified in a release request may require the presentation of various documents reflecting that the underlying obligations covered by such bonds have been fulfilled (including, to the extent applicable, a document executed by the beneficiary of the bond) and the Company Group and the Chesapeake Entities shall reasonably cooperate in obtaining such documents. Except as may otherwise be agreed by the Chesapeake Entities, on the one hand, and the Company Group, on the other hand, all such bonds that are issued to or on behalf of any member of the Company Group at the request of the Company Group hereunder shall be deemed covered by the Indemnity Agreement automatically as of the date of issuance of such bonds until such bonds (or the Company Group’s liability with respect thereto) are released.

(iv) As of the Effective Date there were various surety bonds and similar bonds that were issued before July 1, 2009 in respect of condemnation or similar proceedings involving the Company Group or its business or assets, as set forth on Exhibit G (“Pre July 1 Condemnation Bonds”). Notwithstanding anything in this Agreement to the contrary, the Chesapeake Entities, at their sole cost and expense, shall take all actions reasonably necessary or appropriate to maintain the Pre July 1 Condemnation Bonds in full force and effect for so long as may be required by the Company Group in connection with the ownership and operation of the particular businesses, assets or projects of the Company Group covered by such bonds, and shall indemnify and hold harmless the Company Group for any and all losses incurred by the Company Group relating to or arising out of (A) any failure to so keep the Pre July 1 Condemnation Bonds in full force and effect or (B) the underlying obligations covered by any Pre July 1 Condemnation Bond.

(v) Without duplication of any obligations or liability of the Company Group under the Indemnity Agreement (it being understood and agreed that in no event shall the Company Group be obligated or liable to pay any amount under this Section 2.4(f)(v) in respect of which full payment has been made under the Indemnity Agreement or to pay any amount under the Indemnity Agreement in respect of which full payment has been made under this Section 2.4(f)(v)), the Company Group shall make all payments and take other commercially reasonable actions (excluding the Services to be performed by the Chesapeake Entities pursuant to this Agreement) relating to the Performance Bonds to prevent the issuer of any such bonds from being obligated to make any payment thereunder; provided, however, that in the event the Chesapeake Entities share common obligations or benefits with the Company Group under any Performance Bonds (hereafter referred to “Common Performance Bonds”), the Chesapeake Entities, on the one hand, and the Company Group, on the other hand, shall each bear and pay their proportionate share (based on such obligations and/or benefits) of any and all obligations and costs associated with any Common Performance Bonds and, with respect to their proportionate share of any Common Performance Bond, the Chesapeake Entities shall make all proportionate payments and take other commercially reasonable actions relating to such Common Performance Bond to prevent the issuer of such bond from being obligated to make payment thereunder.

(g) The insurance companies issuing the policies providing the Company Group Insurance Policies have the right to cause one or more of the Chesapeake Entities to bear, pay or reimburse such insurance companies for the self-insured retention, deductible reimbursement, self-insurance program or other similar arrangements (collectively, “Retention Amounts”) in effect under the Company Group Insurance Policies. The member of the Company Group making a claim under any Company Group Insurance Policy shall bear any Retention Amounts applicable to such claim; provided, if in the case of any liability coverage any of the Chesapeake Entities insured under such liability policy is also liable with respect to the occurrence giving rise to such claim, then the member of the Company Group making the claim and such Chesapeake Entities shall each bear its prorata share of such Retention Amount based on the allocation of liability among them; and provided further, if in the case of property coverage the occurrence giving rise to such claim also results in damage to or loss of property owned by any Chesapeake Entities insured under such property policy, then the member of the Company Group making the claim and such Chesapeake Entities shall bear its prorata share of such deductible or self retention amount based on the damage and loss suffered by such Person as compared to the aggregate damage and loss suffered by all such Persons. If any member of the Company Group fails to pay any Retention Amount pursuant to this Section 2.4, then the Company shall pay such Retention Amount. For the avoidance of doubt, neither the filing of a claim by the Company Group (or the request of the Company Group to have the Chesapeake Entities file a claim on the Company Group’s behalf) under any of the Company Group Insurance Policies nor the filing of a claim by any of the Chesapeake Entities under any of the Company Group Insurance Policies shall be considered acceptance by the filing party for any Retention Amounts that are paid or become due under such policies and the responsibility for such Retention Amounts shall be allocated as provided herein.

(h) The Company shall notify the Chesapeake Entities of any claims (“Insurance Claim”) that any member of the Company Group desires to make under any of the Company Group Insurance Policies or any insurance policies provided by or on behalf of vendors, independent contractors or third party service providers of the Chesapeake Entities that may provide insurance coverage to any member of the Company Group or any of their respective properties, assets or businesses (the “Third Party Company Group Insurance Policies”). The Company may provide with such notice or at a different time the information to be submitted to the insurer under the applicable insurance policy in support of such Insurance Claim and the parties shall cooperate in the preparation and filing of such Insurance Claim. The Chesapeake Entities shall take all action and furnish all assistance as may reasonably be requested by the Company to assist the Company Group in tendering, pursuing, settling, releasing or compromising Insurance Claims and any related coverage. The Company shall have the sole and exclusive right to make any determinations regarding the pursuit, settlement, release or compromise of each viable Insurance Claim wherein coverage is provided under any policy and the Chesapeake Entities shall follow the directions of the Company with regard to such determinations. To the extent any of the Chesapeake Entities receives any proceeds or recoveries attributable to an Insurance Claim, such Chesapeake Entity shall promptly remit the same to the Company.

(i) The Chesapeake Entities shall (i) use commercially reasonable efforts to maintain each Company Group Insurance Policy in full force and effect through such Company Group Insurance Policy scheduled expiration date in accordance with its terms, (ii) provide the Company with prompt notice of any event that would reasonably be expected to cause any such Company Group Insurance Policy to cease to be so in full force and effect or that would result in the reduction in the total aggregate limits of liability applicable to the excess liability or the directors and officers insurance policies in excess of 30% of the total available aggregate limits of liability as of the commencement of such policies, (iii) not take any action that would materially affect the rights of the Company Group with respect to the Company Group Insurance Policies, (iv) use commercially reasonable efforts to cause any vendors, independent contractors or third party service providers performing work on behalf of any Chesapeake Entity or the Company Group to provide Third Party Company Group Insurance Policies covering, on an identical basis, both the Chesapeake Entities and their Affiliates and the Company Group and its businesses and assets, (v) upon the request of the Company, promptly provide written loss runs detailing the status of all claims pertaining to any member of the Company Group under any Company Group Insurance Policy and (vi) upon the request of the Company, meet periodically (but in no event more than monthly unless agreed to by the Chesapeake Entities) with the Company to discuss the status of current claims and any losses involving significant bodily injury or property damage to third parties of which either the Chesapeake Entities or the Company Group become aware that could reasonably be expected to give rise to a claim under any Company Group Insurance Policy or Third Party Company Group Insurance Policy; provided, nothing herein shall constitute any limitation on the rights of the Chesapeake Entities to file claims on their own behalf under any of the Company Group Insurance Policies to the extent such claims relate to the businesses and assets of the Chesapeake Entities that are distinct from the Company Group or the businesses and assets of the Company Group.

(j) Notwithstanding anything in this Agreement to the contrary, the provisions of clauses (c), the portion of clause (f)(iii) including and following the first proviso thereof, (f)(iv), (f)(v), (g), (h), (i) and this (j) of this Section 2.4 shall survive any termination (other than as a result of the Company’s default) or expiration of this Agreement (including the expiration of the Term); provided, that (i) following the termination (other than as a result of the Company’s default) or expiration of this Agreement (including the expiration of the Term), the Company shall reimburse the Chesapeake Entities for their actual, reasonable, verifiable out-of-pocket expenses in connection with the performance under such clauses of this Section 2.4 (in lieu of the G&A Fee), other than the performance of Section 2.4(f)(iv), which shall remain at the Chesapeake Entities’ sole cost and expense and (ii) the Company Group shall have the right, at any time upon at least thirty (30) days’ written notice to Chesapeake Management, to cancel or terminate the Company Group’s coverage under any Company Group Insurance Policy, and to the extent there is a reduction as a result of such cancellation or termination in the costs of coverage thereunder with respect to a coverage period paid for by the Company Group, an amount equal to the amount of such reduction shall be paid by the Chesapeake Entities to the Company Group.

ARTICLE III

PAYMENTS

Section 3.1 Invoicing. Without duplication for any invoices for which payment was made under the Services Agreement, on or before the forty-fifth (45th) day after the end of each month commencing with the month in which the Execution Date occurs, the Chesapeake Entities shall send a reasonably detailed invoice to the Company of the G&A Fee and the Additional Services Reimbursement Amount for such month. For the avoidance of any doubt, the Parties hereby agree that an invoice with similar detail as is set forth in the sample invoice in Exhibit H shall constitute a “reasonably detailed invoice” as used in the preceding sentence. Subject to Section 3.2, within thirty (30) days following the date of such invoice, the Company shall pay to the Chesapeake Entities the undisputed amounts of the G&A Fee and the Additional Services Reimbursement Amount specified by such invoice. All payments made by the Company to the Chesapeake Entities hereunder shall be made by wire transfer of immediately available funds to the account of the Chesapeake Entities designated by written notice to the Company. Payment of all or any portion of an invoice shall not prejudice the Company’s right to dispute items on the invoice. Notwithstanding the foregoing or anything else in the Agreement to the contrary, in no event shall any G&A Fee, Additional Services Reimbursement Amount or any other amounts payable by the Company Group (or any member thereof) hereunder include any amounts that are otherwise paid or payable by the Company Group to Chesapeake Energy Corporation or any of its Affiliates in respect of the same services or matter under any other contract, agreement or arrangement.

Section 3.2 Disputed Invoices. The Company may withhold payment on any portion of the invoiced amount that it disputes in good faith if it provides the Chesapeake Entities with written notice of such dispute (together with reasonable detail of the facts underlying such dispute) within ten (10) days following the date of such invoice. The Service Coordinators shall meet and attempt in good faith to resolve the dispute. If within twenty (20) days the Service Coordinators have been unable to resolve the dispute, and if the dispute relates to whether amounts were properly charged or Services actually performed, either Service Coordinator may submit the dispute to an independent third party auditing firm that is mutually agreeable to the Chesapeake Entities, on the one hand, and the Company Group, on the other hand. The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties. Upon final determination that any amount in dispute under this Section 3.2 is owed to the Chesapeake Entities, the Company shall promptly pay to the Chesapeake Entities such amount, together with interest at a rate equal to the prime rate of interest on the original due date published by The Wall Street Journal, from the original due date of such amount to the date of actual payment. The auditing firm shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The expenses of the auditing firm shall be apportioned equally between the Company and the Chesapeake Entities.

Section 3.3 Audit. The Chesapeake Entities shall keep books of account and other records, in reasonable detail and in accordance with generally accepted accounting principles and industry standards, consistently applied, with respect to the provision of the Services and the fees charged, including time logs (or similar time allocation materials), receipts, and other related back-up materials. Such books of account and other records shall be open for the Company’s inspection during normal business hours upon at least five (5) Business Days’ prior written notice for twelve (12) months following the end of the calendar year in which such Services were rendered. This inspection right will include the right of the Company to have its accountants or auditors review such books and records. If an audit reveals that the Company paid more than the applicable fees for any applicable audited period or Service, the Chesapeake Entities shall reimburse the Company for any amounts overpaid together with interest at a rate equal to the prime rate of interest on the original due date published by The Wall Street Journal, accruing from the date paid by the Company to the date reimbursed by the Chesapeake Entities.

ARTICLE IV

COVENANTS

Section 4.1 Service Coordinators. The Company Group, on the one hand, and the Chesapeake Entities, on the other hand, shall each appoint a contact person (each, a “Service Coordinator”) who shall serve as the primary point of contact for communications among the Parties relating to the day-to-day operations of the Services, have overall responsibility for managing and coordinating the performance of the Parties’ obligations under this Agreement, and be authorized to act for and on behalf of the appointing Parties concerning all matters relating to this Agreement. Either of the Company Group, on the one hand, and the Chesapeake Entities, on the other hand, may appoint a new Service Coordinator upon written notice to the other’s Service Coordinator. If a Service Coordinator is reassigned or removed by the Party that appointed it, such Party shall promptly appoint a new Service Coordinator and provide written notice to the other Parties of the new Service Coordinator so appointed. Initially, the Service Coordinator for the Company Group shall be Howard Sykes and the Service Coordinator for the Chesapeake Entities shall be Deanna Farmer.

Section 4.2 Changes to Services.

(a) Any of the Chesapeake Entities, on the one hand, and the Company Group, on the other hand, may, at any time, request in writing to make changes in or additions to the Services (a “Requested Change”). Within ten (10) Business Days after a Requested Change is issued by such Party, the Chesapeake Entities shall provide the Company Group with a written statement identifying the impact of such Requested Change on the Services, including the impact (if any) to the fees and any other affected provision of this Agreement.

(b) Consent by the Chesapeake Entities to a Requested Change issued by the Company Group will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable for the Chesapeake Entities to: (i) withhold such consent to the extent that such proposed Requested Change would materially increase the resources provided by the Chesapeake Entities after giving effect to the Requested Change, or (ii) condition such consent on the Company agreeing to bear any increases in Chesapeake Entities’ cost of performance resulting from such Requested Change.

(c) Consent by the Company Group to a Requested Change issued by the Chesapeake Entities will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable for the Company Group to: (i) withhold such consent to the extent that such Requested Change would materially decrease the resources provided by the Chesapeake Entities or otherwise materially adversely affect the Chesapeake Entities’ performance of the Services, or (ii) condition such consent on the Chesapeake Entities agreeing (A) to reimburse the Company Group for any costs and expenses incurred by it in implementing the Requested Change, and (B) not to pass to the Company Group any increases in the Chesapeake Entities’ cost of performance resulting from such Requested Change.

(d) If the Chesapeake Entities, on the one hand, and the Company Group, on the other hand, agree on an equitable adjustment to this Agreement as a result of such Requested Change, then the Parties shall sign a mutually agreed amendment setting forth the effect of such Requested Change to this Agreement before any Party shall be required to perform such Requested Change. If the Chesapeake Entities, on the one hand, and the Company Group, on the other hand, are unable to agree on an equitable adjustment to the Agreement as a result of such Requested Change, then the Parties shall continue to perform their obligations as provided under this Agreement.

Section 4.3 Access to Premises. Each Party shall give the other Parties reasonable access to its premises as may be required for the other Parties to provide or receive the Services hereunder. Unless otherwise agreed to in writing by the Parties, each Party shall: (i) use the premises of the other Parties solely for the purpose of providing or receiving the Services and not to provide goods or services to or for the benefit of any third party or for any unlawful purpose; (ii) comply with all policies and procedures governing access to and use of such premises made known to such Party in advance, including all reasonable security requirements applicable to accessing the premises and any systems, technologies, or assets of the other Parties; (iii) instruct its employees and personnel, when visiting the premises, not to photograph or record, duplicate, remove, disclose, or transmit to a third party any of the other Parties’ Confidential Information, except as necessary to perform or receive the Services; and (iv) return such space to the other Parties in the same condition it was in prior to such Party’s use of such space, ordinary wear and tear excepted.

Section 4.4 Access to Systems. If any Party has access (either on-site or remotely) to any other Party’s computer systems and/or information stores in connection with the Services, such Party shall limit such access solely to the use of such systems for purposes of the provision or receipt of the Services and shall not access, or attempt to access, the other Party’s computer systems, files, or software other than those agreed to by the Parties as being required for the Services, or those that are publicly available (e.g., public websites). Each Party shall limit such access to those of its employees, agents, and representatives with a bona fide need to have such access in connection with the Services. Each Party shall follow, and shall cause all of its applicable employees, agents, and representatives to follow, all of the other Parties’ security rules and procedures when accessing the other Parties’ systems. All user identification numbers and passwords disclosed by any Party to another Party and any information obtained by any Party as a result of such Party’s access to and use of any other Party’s computer systems shall be deemed to be, and treated as, Confidential Information of the other Party. The Chesapeake Entities and the Company Group shall cooperate in the investigation of any apparent unauthorized access to any computer system and/or information stores of any Party.

Section 4.5 Data Back Up and Security. The Chesapeake Entities shall maintain industry standard data back up and recovery procedures, as well as an industry standard disaster avoidance and recovery plan, in connection with all of its systems used in performing the Services. The Chesapeake Entities shall maintain and enforce physical, technical and logical security procedures with respect to the access and maintenance of any Confidential Information of the Company Group that is in the Chesapeake Entities possession in performing the Services, which procedures shall: (i) be at least equal to industry standards; (ii) be in full compliance with applicable Law; and (iii) provide reasonably appropriate physical, technical and organizational safeguards against accidental or unlawful destruction, loss, alteration, unauthorized disclosure, theft or misuse.

Section 4.6 Use of Resources. The Chesapeake Entities shall have the right to use contractors, subcontractors, vendors or other third parties to assist the Chesapeake Entities in the provision of the Services, provided that such contractors, subcontractors, vendors or other third parties were providing services similar to the Services for the operation of the Partnership Assets during the twelve months prior to the Effective Date. The Chesapeake Entities shall be responsible for the Services performed by its subcontractors and the Chesapeake Entities shall be the Company’s and the Company’s sole point of contact regarding the Services, including with respect to payment. No subcontractor will be provided access to any Confidential Information of the Company Group without first signing a confidentiality agreement with terms at least as restrictive as those set forth in Article X; provided, however, that such requirement shall not extend to subcontractors that are party to existing or future Master Service Agreements that contain confidentiality restrictions applicable to the Company Group that are at least as restrictive as those entered into in the ordinary course by Chesapeake Energy Corporation and its Subsidiaries.

Section 4.7 Taxes. In addition to the fees set forth in this Agreement, the Company shall pay, and hold the Chesapeake Entities harmless against, all goods and services, sales, use, value added, excise or other taxes, fees or assessments imposed by Law in connection with the provision of the Services, other than income, franchise or margin taxes measured by the Chesapeake Entities’ net income or margin and other than any gross receipts or other privilege taxes imposed on the Chesapeake Entities. As soon as practicable after the Execution Date, if in the best interest of the particular member to do so, the individual members of the Company Group shall apply for, in those taxing jurisdictions in which the members of the Company Group qualify, and use reasonable efforts to obtain and thereafter maintain, and timely provide to the Chesapeake Entities, a direct pay permit. The members of the Company Group shall also provide the Chesapeake Entities with timely resale or other applicable exemption certificates. The Chesapeake Entities and the Company Group shall cooperate with each other and use commercially reasonable efforts to assist each other in entering into such arrangements as a Party may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4.7 shall obligate any Party to cooperate with, or assist, any other Party in any arrangement proposed by a Party that would, in any Party’s sole discretion, have a detrimental effect on such Party.

ARTICLE V

STANDARD OF PERFORMANCE

Section 5.1 Standard of Performance. The Chesapeake Entities shall perform the Services (i) using at least the same level of care, quality, timeliness and skill in providing the Services as they do for themselves and no less than the same degree of care, quality, timeliness, and skill as the Chesapeake Entities’ past practice in performing the Services for itself and/or in connection with the ownership and/or operation of the Partnership Assets during the one-year period prior to the Effective Date, and (ii) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable Laws.

Section 5.2 Conformity with Company Group Governing Documents. The Chesapeake Entities shall at all times perform the Services in a manner consistent with, that permits the Company to comply with and does not cause the Company to violate the organizational and governing documents of the Company and its Affiliates, including with respect to the observation of organizational formalities, segregation of assets and businesses and similar requirements.

ARTICLE VI

TERMINATION AND RENEWAL

Section 6.1 Term and Renewal. Subject to the terms of this Article VI, the initial term of this Agreement shall be for the period beginning on the Effective Date through December 31, 2011 (the “Initial Term”). This Agreement shall thereafter be automatically extended for additional successive one (1) year terms unless any of the Parties gives written notice of termination to the other Parties not less than one-hundred and eighty (180) days prior to the end of any Term (in which event this Agreement shall terminate effective as of the close of the then existing Term); provided, however, that in the event the Chesapeake Entities provide written notice of their intent to terminate this Agreement effective December 31, 2011, to the Company Group pursuant to this Section 6.1 (such notice, an “Initial Term Termination Notice”), the Company Group has the right, upon providing written notice to the Chesapeake Entities within ninety (90) days of receipt of the Initial Term Termination Notice, to extend the Term through June 30, 2012 (the “Company-Extended Termination Date”). In such case, this Agreement shall automatically terminate without written notice by either Party on the Company-Extended Termination Date. The Initial Term of this Agreement and any additional terms as extended in accordance with this Section 6.1 are collectively referred to as the “Term.”

Section 6.2 Termination for Convenience. Any specific Service or subcategory of a Service may be terminated by the Company Group (each such specific Service or subcategory of a Service that has been terminated by the Company, a “Terminated Service”) at its convenience upon thirty (30) days’ prior written notice to the Chesapeake Entities (it being understood and agreed that no such notice is needed as the Company Group transitions off of each of the Additional Services, which are provided on an as-needed basis); provided, however, the Chesapeake Entities may continue to perform a Terminated Service and shall be entitled to compensation for such Terminated Service in accordance with the terms of this Agreement beyond such thirty (30) day period for the period of time not to exceed ninety (90) days that is reasonably required for the Chesapeake Entities to demobilize the personnel and operations that have been utilized in respect of such Terminated Service.

Section 6.3 Termination for Default.

(a) Default. A Party shall be in default if:

(i) the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party;

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or

(b) Termination. If any of the Parties is in default as described in Section 6.3(a), then (i) if any of the Chesapeake Entities is in default, the Company may or (ii) if the Company is in default, any of the Chesapeake Entities may: (1) notwithstanding the terms of Section 6.1, terminate this Agreement upon notice to the defaulting Parties; (2) withhold any payments due to the defaulting Parties under this Agreement; and/or (3) pursue any other remedy at law or in equity.

Section 6.4 Extension of Certain Services. Notwithstanding anything to the contrary, if the Parties agree in writing at least thirty (30) days prior to the expiration or termination, as applicable, of the Term, the Parties shall have the right to extend the term of any insurance-related Service provided by the Chesapeake Entities (an “Extended Insurance Service”). The Parties may elect to extend the term of any Extended Insurance Service for a period of up to three (3) years, or longer as determined by the Parties. The provisions of this Agreement shall survive with respect to any Extended Insurance Service (including, but not limited to, the provisions relating to the reimbursement of costs associated with providing such Services and the payment of allocated premiums of such insurance policies) for as long as the Chesapeake Entities provide such Extended Insurance Service to the Company Group.

Section 6.5 Effect of Termination. Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate; provided, however, that such termination shall not affect or excuse the performance of any Party (i) for any breach of this Agreement occurring prior to such termination or (ii) under any of the following provisions of this Agreement that survive the termination of this Agreement indefinitely: clauses (c), the portion of clause (f)(iii) including and following the first proviso thereof, (f)(iv), (f)(v), (g), (h), (i) and (j) of Section 2.4; Article VI; Article VIII, Article X; and Article XI. Upon expiration or termination of this Agreement or any Service, the Chesapeake Entities shall return to the Company Group any equipment or other property or materials of the Company Group (including but not limited to any materials containing Confidential Information of the Company Group) that are in the possession or control of the Chesapeake Entities or any of their contractors (except to the extent they are required for use in connection with any non-terminated Services).

Section 6.6 Sale of Hardware and Equipment. Within thirty (30) days following the termination of this Agreement for any reason or within thirty (30) days following the date on which the Company Group terminates a specific Service in accordance with Section 6.2, the Chesapeake Entities shall send the Company Group a list of each item of information technology hardware (i.e., desktops, laptops, servers, application systems, etc.) or office equipment of the Chesapeake Entities that was used during the Term exclusively by the Company Group in connection with the Company Group’s receipt of the Services or specific Terminated Service, as applicable. Such list shall include the fair market value of each item, as determined by the Chesapeake Entities in its reasonable discretion. The Company Group shall have thirty (30) days following its receipt of such list to notify the Chesapeake Entities that the Company shall purchase any item on the list for the applicable fair market value amount. In such case, the Chesapeake Entities, on the one hand, and the Company Group, on the other hand, shall mutually agree on the timing for delivery of the item(s) to the Company. The Company shall pay the Chesapeake Entities for any purchased item(s) within thirty (30) days of the Company’s receipt of the item(s). Any information technology hardware purchased by the Company pursuant to this Section 6.5 shall be sold and delivered to the Company unmodified and unchanged.

ARTICLE VII

RELATIONSHIP OF THE PARTIES

Section 7.1 Relationship of the Parties. This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make either of the Chesapeake Entities an agent or a legal representative of any member of the Company Group. The Chesapeake Entities shall not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any member of the Company Group.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by the Chesapeake Entities. The Chesapeake Entities, jointly and severally, shall indemnify and hold harmless the Company Group, and the officers, directors, employees, agents and representatives of each member of the Company Group (collectively, the “Company Group Indemnified Parties”) from and against all Claims, and upon demand by the Company, shall protect and defend the Company Group Indemnified Parties from the same, alleged, asserted or suffered by or arising in favor of any Person, and shall pay any and all judgments or settlements of any kind or nature (to include interest) as well as court costs, reasonable attorneys’ fees and expenses, and any expenses incurred in enforcing this indemnity provision (each a “Loss” and collectively, “Losses”), incurred by, imposed upon or rendered against one or more of the Company Group Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Claims are foreseeable or unforeseeable, all to the extent that such Losses are in respect of or arise from (i) breaches by the Chesapeake Entities of this Agreement, (ii) the Chesapeake Entities acting or omitting to act in providing the Services in breach of the standard of performance set forth in Section 5.1 or (iii) Claims by a third party relating to (A) breaches by the Chesapeake Entities of this Agreement or (B) the Chesapeake Entities’ gross negligence or willful misconduct, PROVIDED THAT THE CHESAPEAKE ENTITIES SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE COMPANY GROUP INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY COMPANY GROUP INDEMNIFIED PARTY.

Section 8.2 Indemnification by the Company Group. The Company Group shall indemnify and hold harmless the Chesapeake Entities, and the officers, directors, employees, agents and representatives of the Chesapeake Entities (collectively, the “Chesapeake Entities Indemnified Parties”) from and against all Claims, and upon demand by the Chesapeake Entities, shall protect and defend the Chesapeake Entities Indemnified Parties from the same, alleged, asserted or suffered by or arising in favor of any Person, and shall pay any and all Losses incurred by, imposed upon or rendered against one or more of the Chesapeake Entities Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Claims are foreseeable or unforeseeable, all to the extent that such Losses are in respect of or arise from (i) breaches by the Company Group of this Agreement or (ii) Claims by a third party relating to (A) any acts or omissions of the Chesapeake Entities Indemnified Parties in connection with their performance of the Services, solely to the extent that (x) such acts or omissions were performed or omitted at the direction of the Company, and without material deviation therefrom, and (y) such Services were performed in accordance with the standard of performance set forth in Section 5.1, or (B) the Company Group’s gross negligence or willful misconduct, PROVIDED THAT THE COMPANY GROUP SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE CHESAPEAKE ENTITIES INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF ANY CHESAPEAKE ENTITIES INDEMNIFIED PARTY.

Section 8.3 Indemnification Procedure. The Party or Parties making a claim for indemnification under this Article VIII shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the Party or Parties against whom such claims are asserted under this Article VIII shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(a) The Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of any Claim, together with all information reasonably available to the Indemnified Party with respect to such Claim (a “Claim Notice”); provided, however, that a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable Claim.

(b) The Indemnifying Party shall have forty-five (45) days after its receipt of a Claim Notice to elect to undertake, conduct and control, through counsel of its own choosing (but chosen in consultation with the Indemnified Party) and at its own expense, the settlement or defense of the applicable Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Party except as set forth below). Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that cannot be waived, or (ii) the Indemnifying Party has not employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Claim. If the Indemnifying Party elects to undertake such defense, it shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any damages resulting from such Claim to the extent provided herein. If the Indemnifying Party elects to undertake such defense, (x) the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting such Claim, and, if appropriate and related to such Claim, the Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other in connection with making any counterclaim against the person or entity asserting the Claim, or any cross-complaint against any person or entity, (y) such Claim shall not be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party; provided, however, that in the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article VIII and (z) the Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person asserting such Claim to all Indemnified Parties of (A) unconditional release from all liability with respect to such Claim or (B) consent to entry of any judgment. If the Indemnifying Party does not notify the Indemnified Party of its election to undertake the defense of such Claim within forty-five (45) days after receipt of the Claim Notice relating to such Claim, the Indemnified Party shall have the right to contest, settle, compromise or consent to the entry of any judgment with respect to such Claim, and, in doing so, shall not thereby waive any right to recourse therefor pursuant to this Agreement; provided, however, that at any time thereafter the Indemnifying Party may assume the defense of such Claim.

(c) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not unreasonably interfere with the businesses and operations of such Indemnified Party. The Indemnifying Party shall not, and shall cause its representatives not to, use (except in connection with such Claim Notice or such Claim) or disclose to any third person or entity other than the Indemnifying Party’s representatives (except as may be required by Law) any information obtained pursuant to this Section 8.3(c), which is designated as confidential by the Indemnified Party, unless otherwise required by law or the listing standards of the New York Stock Exchange.

ARTICLE IX

FORCE MAJEURE

Section 9.1 Force Majeure. To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Parties as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments). Each notice of Force Majeure sent by an Affected Party to the other Parties shall specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement, and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances. The non-Affected Parties shall not be required to perform their obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure (including, for the avoidance of doubt, the payment of fees for any affected Services). A Party prevented from performing its obligations due to Force Majeure shall use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and shall resume performance of its obligations as soon as practicable. In their efforts to mitigate and overcome the effects of the Force Majeure, and in their efforts to resume performance, the Chesapeake Entities shall treat the Company Group the same as any other internal or external service recipient of the affected Services, if any.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.1 Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article X. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(a) is available, or becomes available, to the general public without fault of the receiving Party;

(b) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of the Company Group that was in the possession of the Chesapeake Entities or any of their Affiliates as a result of their ownership or operation of the Partnership Assets prior to the Effective Date);

(c) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(d) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 10.1, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

Section 10.2 Required Disclosure. Notwithstanding Section 10.1, if the receiving Party becomes legally compelled to disclose, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose.

Section 10.3 Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to applicable Law.

Section 10.4 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

Section 10.5 Survival. The obligation of confidentiality under this Article X shall survive the termination of this Agreement for a period of two (2) years.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

Section 11.2 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Parties:

(i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Parties, or the rights or powers of, or restrictions on, the Parties) shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

(c) Any Party may apply for urgent injunctive or equitable relief, including temporary injunctions and provisional measures, from a court of relevant jurisdiction.

Section 11.3 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.4 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

Chesapeake Midstream Management, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Nick Dell’Osso

Fax: (405) 849-6125

Chesapeake Operating, Inc.

6100 North Western Avenue

Oklahoma City, Oklahoma

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Nick Dell’Osso

Fax: (405) 849-6125

and if to the Company, the Partnership and/or MLP Operating, to:

Chesapeake Midstream GP, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Nick Dell’Osso

Fax: (405) 849-6125

with a copy to:

Global Infrastructure Partners

12 East 49th Street

38th Floor

New York, New York 10017

Attn: Salim Samaha

Fax: (646) 282-1599

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York City, NY 10022

Attn: Edward Sonnenschein

Fax: (212) 751-4864

with copy to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attn: Alan P. Baden

Fax: (917) 849-5337

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 11.3.

Section 11.5 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

Section 11.6 Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the other Transaction Documents, whether oral or written. Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement is being executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (iv) the execution and delivery of this Agreement and the other Transaction Documents and the rights and obligations of the parties hereto and thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of this Agreement and the other Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the other Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by this Agreement and by the other Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 11.6 prior to any assignment or transfer of this Agreement, by operation of law or otherwise.

Section 11.7 Effect of Waiver or Consent. No waiver or consent under this Agreement shall be effective unless in writing. No waiver or consent by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run

Section 11.8 No Presumption. The Parties agree that this Agreement was negotiated fairly between them on a reasonable basis at arms’ length, that each Party is a commercially distinct entity entering into this Agreement in order to provide for efficiency and consideration for the benefit of each Party, and that the final terms of this Agreement are the product of the Parties’ negotiations.

Section 11.9 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 11.10 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Chesapeake Entities and the Company Group, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as set forth in this Section 11.10, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of a Chesapeake Entity or a member of the Company Group or other Person shall have the right, separate and apart from the Chesapeake Entities and the members of the Company Group, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 11.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 11.13 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 11.14 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 11.15 Time of the Essence. Time is of the essence in the performance of this Agreement.

Section 11.16 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by any Party of a breach of any provisions of this Agreement shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 11.17 Withholding or Granting of Consent. Unless otherwise provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 11.18 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Law.

Section 11.19 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Chesapeake Entity or any member of the Company Group.

Section 11.20 Signatories Duly Authorized. Each of the signatories to this Agreement represents that they are duly authorized to execute this Agreement on behalf of the Party for which they are signing, and that such signature is sufficient to bind the Party purportedly represented.

[Signatures of the Parties follow on the next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on [            ], 2010, to be effective as of the Effective Date.

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary

CHESAPEAKE OPERATING, INC.

By:
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary

CHESAPEAKE MIDSTREAM GP, L.L.C.

By:
Name:	J. Mike Stice
Title:	Chief Executive Officer

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

By: Chesapeake Midstream GP, L.L.C., its general partner

By:
Name:	J. Mike Stice
Title:	Chief Executive Officer

CHESAPEAKE MLP OPERATING, L.L.C.

By:
Name:	J. Mike Stice
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Services Agreement]

Exhibit A-1

G&A Services

G&A Services shall include the services below as provided by the G&A Services Employees to the Company Group. An invoice relating to the historical services provided by Chesapeake Energy Corporation is attached hereto as Exhibit A-2, which has been previously reviewed by the Company.

1.	Oklahoma City Facilities

a.	Provide office space, parking, office furniture, IT hardware, copy machines (to the extent permitted under applicable contracts), insurance, telephones, long-distance, pagers, 800 service, cellular telephones, video conferencing, wireless devices, and other office services

b.	Perform ground upkeep services, including landscaping

c.	Operate and maintain health club facility and campus restaurant, including maintenance

d.	Costs for all building-related utilities, including electric, gas, water and other necessary utilities required to operate the Company Group

e.	Costs for all office supplies, including postage, shipping and printing costs

f.	Cleaning of offices and kitchen areas and waste management in accordance with the normal schedule maintained by Chesapeake Energy Corporation and its Affiliates

g.	Building/Grounds Depreciation, including depreciation expenses for OKC buildings

h.	Equipment/Furniture/Fixtures Depreciation- includes depreciation expense for communication equipment, furniture/fixtures, office equipment, and other (trailers, backhoes, display booths, restroom fixtures, janitorial equipment, shale tech equipment, well equipment)

i.	Cost for all kitchen supplies including staple items such as coffees, coffee additives, and dishes

2.	Human Resources

a.	Process payroll, maintain payroll records, pay taxes and complete annual and quarterly tax reports

b.	Provide employees all current benefit plan coverage

c.	Provide Human Resources support and support Accounting in related activities

d.	Perform and oversee recruiting, employee benefits administration, and general employee relations functions, including training, compliance, seminars, and addressing issues as they arise

e.	Maintain current internal controls, including support for compliance with standards governing internal control over financial reporting

f.	Employee communications and corporate events

[Exhibit A-1]

g.	Administering and overseeing all employee benefits and compensation plans, programs and policies (whether insured through a third party, self-insured or not insured)

h.	Provide employees with sporting event tickets furnished in a manner consistent with Chesapeake Management’s practice of furnishing such tickets to its employees

3.	Information Technology

a.	Provide and maintain existing financial, gas control, SCADA and gas measurement, billing, customer, asset management, and other related operations systems

b.	Provide support for and maintain existing telecommunications equipment, including office telephones, long-distance, pagers, 800 service, cellular telephones, video conferencing, and any other wireless devices

c.	Provide and maintain all hardware, software (custom and off-the-shelf), interfaces, network, databases, and desktop systems in accordance with Chesapeake Energy Corporation standards

d.	Provide disaster recovery services for systems currently maintained, including periodic backups in accordance with Chesapeake Energy Corporation standards

e.	Provide and maintain data centers including field locations equipment rooms, including all hardware, systems, applications, existing and new website, site administration and IT support for systems currently maintained

f.	Provide access to the Internet, shared drives, and e-mail services

g.	Oversee network operations and security

h.	Provide technological and systems support for Client Field Services

i	Provide and maintain support for HR technology and software services

j.	Manage and run customer support / help desk and application support

k.	Review and monitor all work related to developing a transition plan for stand-alone IT function

l.	Maintain applicable hardware and software licensing and associated costs

m.	Maintain current internal controls, including support for compliance with standards governing internal control over financial reporting

n.	Upgrades software platforms and applications as required in the ordinary course of business

o.	Information technology costs relating to providing, maintaining or otherwise supporting software or hardware acquired or implemented by the Company Group after the Effective Date that are inconsistent with existing software or hardware of Chesapeake Energy Corporation or its Subsidiaries shall be excluded from the G&A Services Time and Materials Fee and directly billed to the Company Group.

[Exhibit A-1]

4.	Treasury / Risk Management

a.	Execute all cash transactions as approved by the Company and support Accounting in related activities

b.	Maintain all stock programs and support HR & Accounting in the administration of those programs benefiting employees

c.	Provide risk management for all corporate activities including AR and contractor management programs

d.	Manage credit facilities, if any, and oversee cash management and other corporate finance related functions, as applicable

e.	Report to members of Chesapeake Midstream Ventures, L.L.C. and the board of directors of the Company, as necessary or required inclusive of daily cash forecasting

f.	Maintain current internal controls, including support for compliance with standards governing internal control over financial reporting

g.	Oversee and provide general insurance administration services as specified in Section 2.4

h.	Procure and maintain Company Group Insurance Policies and related risk management programs for all corporate activities including processing and oversight of related claims, if any. For the avoidance of any doubt, the allocated costs of insurance premiums shall be attributed to the Company pursuant to Section 2.3.

i.	Administer a master service agreement program on behalf of the Company Group. For these purposes, COI deems Company an affiliate. For the avoidance of any doubt, services provided to the Company pursuant to any such master service agreement, other than Third Party Expenses, shall be expenses in accordance with Section 2.1.

j.	Manage workers compensation program

5.	Legal

a.	General Counsel and all legal support for the Company Group, including rights-of-way and noise regulations

b.	Excludes outside counsel services, which are directly billed to the business unit employing those services.

c.	Litigation support

6.	Executive Management

a.	Executive management support of the CEO, COO, and CFO of Chesapeake Energy Corporation

b.	Maintain current internal controls, including support for compliance with standards governing internal control over financial reporting

7.	Security

a.	Corporate security for personnel and property.

[Exhibit A-1]

8.	Environmental / Regulatory

a.	Provide environmental, health, and safety services under company programs of Chesapeake Energy Corporation and its Affiliates

b.	Provide regulatory guidance and education training

c.	Oversee permitting, regulatory compliance, consultation and compliance audits

9.	Production Control / Scada / Gas Measurement

a.	Production control, including recording and allocating daily and monthly production volumes on gathering systems

b.	SCADA services, including providing electronic recording of volumes and support of automation control for gathering systems

c.	Gas measurement, including providing data validation and audit trail documentation on marketed gas and custody transfer of volumes that the Company Group gathers

d.	Imbalances management

e.	Validation of gas quality

f.	Training for field technicians

g.	Filing of regulatory reports

10.	Internal Audit

a.	Audits for compliance purposes

b.	Manage enterprise risk assessments

c.	Perform and oversee audits, Sarbanes-Oxley oversight and compliance, and hotline investigations

d.	Costs for internal and third-party contract services

11.	Accounting

a.	Maintain accounting systems and provide support to users

b.	Provide financial statement support, including accounting close activities, general ledger activities, and financial reporting

c.	Maintain current internal controls, including support for compliance with standards governing internal control over financial reporting

d.	AP & AR support, including invoice generation

e.	Provide tax support, including:

i.	Prepare all federal, state and local tax returns and reports

ii.	Provide property tax consulting services and process property tax payments

iii.	Provide sales tax support including managing audits and preparing returns.

iv.	Prepare and file 1099’s

v.	Ad valorem tax support

[Exhibit A-1]

f.	Provide treasury services, including:

i.	Processing payments by check, ACH and wire

ii.	Maintain bank accounts and lockbox facilities

g.	Provide credit risk management services

h.	Provide CAPEX & Budgeting support

i.	Provide support for the managerial accounting & invoice approval processes maintained by the Company Group

j.	Report to members of Chesapeake Midstream Ventures, L.L.C. and the board of directors of the Company, as necessary or required

12.	CEMI Volume Control & Contract Management support

a.	Contract and negotiation support of interconnects downstream of Company Group’s gathering systems

b.	Contract administration services for managing gathering, gas lift, and other agreements necessary for the day-to-day volume management of Company Group’s gathering systems, including managing third party contracts

c.	CEMI efforts to support ROW permits

[Exhibit A-1]

Exhibit A-2

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Exhibit B

G&A Services Time and Materials Fees

The G&A Services Time and Materials Fees shall be based on the volumes (measured in Mcf) of natural gas gathered, transported and/or processed by the Company Group (without double counting) relative to Chesapeake Management and its Subsidiaries (for these purposes only, including the Company Group). The G&A Services Time and Materials Fees charged to the Company for any specified month shall be equal to the product of (x) the amount (measured in Mcf) of natural gas gathered, transported and/or processed by the Company Group (without double counting) as reported for the month multiplied by (y) G&A Services Rate.

“G&A Services Rate” means, for any month in a fiscal quarter, the quotient of (x) the actual total fully-burdened cost incurred by Chesapeake Energy Corporation and its Subsidiaries (for these purposes only, including the Company Group) in connection with providing general and administrative services (including the G&A Services) to Chesapeake Management and its Subsidiaries (for these purposes only, including the Company Group) for the prior fiscal quarter divided by (y) the actual amount (measured in Mcf) of natural gas gathered, transported and/or processed by the Chesapeake Management and its Subsidiaries (for these purposes only, including the Company Group) (without double counting) in such prior fiscal quarter as reported in Chesapeake Energy Corporation’s financial statements for such prior fiscal quarter. The cost of the individual services comprising the actual general and administrative services described above shall be calculated on a service-by-service basis consistent with the calculations thereof described in the Exhibit A-2 hereof. With respect to restricted stock of Chesapeake Energy Corporation, the costs and expense calculated with respect to the vesting of each share restricted stock shall be equal to the lesser of (i) the per share closing trading price of Chesapeake Energy Corporation’s common stock on the date of grant or (ii) the per share closing trading price of Chesapeake Energy Corporation’s common stock on the date of vesting, in each case, as reported on the New York Stock Exchange provided that, if the date of grant or date of vesting, as applicable, is not a trading day, the applicable per share closing trading price shall be the per share closing trading price on the trading day immediately preceding the applicable date of grant or date of vesting. The costs and expenses calculated with respect to the provision of sporting event tickets to G&A Service Employees shall be equal to the actual cost incurred based on an arms length and non-discriminatory agreement between the Chesapeake Entities and the Company; provided that the amount of any costs and expenses reimbursable by the Company under this Agreement and any other agreement (including, without limitation, the Employee Secondment Agreement and the Shared Services Agreement, each as defined in the Partnership Agreement) with respect to the provision of sporting event tickets shall not exceed $200,000 per annum in the aggregate. Notwithstanding the first paragraph of this Exhibit B, the costs and expenses of providing sporting event tickets to the G&A Service Employees shall be reimbursed by the Company on an annual basis (as opposed to monthly basis).

Exhibit C

Additional Services

Additional Services shall include all services provided by (i) the Additional Services Employees and (ii) independent contractors under the control of Chesapeake Energy Corporation and its Subsidiaries to the Company Group at the request of any duly authorized officer or authorized representative of the Company, which such services shall be consistent in nature with those provided by Chesapeake Management and its Subsidiaries for Chesapeake Management and its Subsidiaries (for these purposes only, including the Company Group) during the one-year period prior to the Effective Date. Additional Services shall generally include, but not be limited to, engineering, construction, procurement, business analysis, commercial, cartographic, and other similar services that are not otherwise G&A Services.

Exhibit D

Additional Services Time and Materials Fees

The Additional Services Time and Materials Fees shall be based on the actual time spent by each Additional Services Employee in performing Additional Services on a monthly basis. The Additional Services Time and Materials Fees charged to the Company for any specified month shall be equal to (x) the amount of time spent by each Additional Services Employee during such month to provide Additional Services to the Company Group (which shall not be greater than the amount specified in clause (y) below) divided by (y) the amount of time spent by such Additional Services Employee during such month to provide services (including the Additional Services) to the Chesapeake Entities, the Company Group or their affiliates multiplied by (z) the Total Additional Services Employee Cost for each Additional Services Employee.

“Total Additional Services Employee Cost” means the actual total cost (inclusive of all wages, overtime wages (to the extent applicable), allowances for holidays, paid time off and other paid absences, costs related to employee insurance and retirement benefits, payroll taxes, overhead, premiums of unemployment insurance, workers’ compensation and employer’s liability insurance, bonuses and benefits) to the Chesapeake Entities to employ a G&A Services Employee on a monthly basis. With respect to restricted stock of Chesapeake Energy Corporation, the costs and expense calculated with respect to the vesting of each share restricted stock shall be equal to the lesser of (i) the per share closing trading price of Chesapeake Energy Corporation’s common stock on the date of grant or (ii) the per share closing trading price of Chesapeake Energy Corporation’s common stock on the date of vesting, in each case, as reported on the New York Stock Exchange provided that, if the date of grant or date of vesting, as applicable, is not a trading day, the applicable per share closing trading price shall be the per share closing trading price on the trading day immediately preceding the applicable date of grant or date of vesting. The costs and expenses calculated with respect to the provision of sporting event tickets to Additional Service Employees shall be equal to the actual cost incurred based on an arms length and non-discriminatory agreement between the Chesapeake Entities and the Company; provided that the amount of any costs and expenses reimbursable by the Company under this Agreement and any other agreement (including, without limitation, the Employee Secondment Agreement and the Shared Services Agreement, each as defined in the Partnership Agreement) with respect to the provision of sporting event tickets shall not exceed $200,000 per annum in the aggregate. Notwithstanding the first paragraph of this Exhibit D, the costs and expenses of providing sporting event tickets to the Additional Service Employees shall be reimbursed by the Company on an annual basis (as opposed to monthly basis).

Exhibit E

Insurance

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Exhibit F

Allocation Methodology

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Exhibit G

Pre July 1 Condemnation Bonds

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Exhibit H

Sample Invoice

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Annex A

Indemnity Agreement

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